UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 25, 2016

SYNTA PHARMACEUTICALS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-33277	04-3508648
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 Hartwell Avenue

Lexington, MA  02421

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (781) 274-8200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05 Costs Associated with Exit or Disposal Activities.

On February 25, 2016, the Board of Directors of Synta Pharmaceuticals Corp. (“Synta” or the “Company”) committed to a plan to reduce expenses by implementing a workforce reduction of approximately 23 positions, including 19 research and development positions, to a total of approximately 10 remaining positions.  Synta plans to adopt these changes in order to conserve cash while it continues to evaluate strategies to maximize value for shareholders.  The Company estimates its cash payments in connection with the workforce reduction, comprised principally of severance, unused vacation payments, benefits continuation costs and outplacement services, will be approximately $1.5 million. As a result of terminating these employees, the Company estimates it may incur an impairment charge for certain research laboratory equipment, computer equipment, and furniture and fixtures due to the fact that these assets may no longer be utilized. At this time, the Company is unable to estimate the amount of impairment costs as it is in the process of evaluating its facilities and equipment needs.

Employees directly affected by the restructuring received notification on February 29, 2016 and will be provided with severance payments. The Company expects the restructuring to be substantially completed in the first quarter of 2016.

The costs and restructuring charges that the Company expects to incur in connection with the restructuring are subject to a number of assumptions, and actual results may materially differ.  The Company may also incur other material costs or charges not currently contemplated due to events that may occur as a result of, or associated with, the restructuring plan.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNTA PHARMACEUTICALS CORP.

Dated: March 1, 2016	/s/ Marc Schneebaum
Marc Schneebaum
Senior Vice President and Chief Financial Officer

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